Exhibit 99.1

Contact:	Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS STRONG FISCAL 2013 FIRST QUARTER FINANCIAL RESULTS

Philadelphia, PA — November 8, 2012 — Lannett Company, Inc. (NYSE MKT: LCI) today reported financial results for the fiscal 2013 first quarter ended September 30, 2012.

For the first quarter of fiscal 2013, net sales rose 22% to $35.3 million from $28.9 million for the same quarter last year.  Gross profit climbed 58% to $13.6 million from $8.6 million for the fiscal 2012 first quarter.  As a percentage of net sales, gross margin was 39% compared with 30% for the fiscal first quarter of last year.  Research and development (R&D) expenses were $3.8 million compared with $2.4 million in the fiscal 2012 first quarter.  Selling, general and administrative (SG&A) expenses were $6.2 million, compared with $4.7 million in the same quarter of the prior year.  Operating income more than doubled to $3.7 million compared with $1.4 million for the first quarter of fiscal 2012.  Net income attributable to Lannett Company was $2.9 million, or $0.10 per diluted share, which included a favorable litigation settlement of $1.3 million and other non-operating items, equal to $0.03 per diluted share.  This compares with net income attributable to Lannett Company for the prior year first quarter of $206,000, or $0.01 per share, which included non-operating expenses equal to $0.02 per diluted share.

“Our positive momentum continued into the fiscal 2013 first quarter, with strong net sales resulting in higher gross margin, operating income and net income compared with any of the previous four quarters,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Our strong operating performance was driven by solid sales of our base business and recently approved drugs.  In order to drive our future growth, we have ramped up our investment in R&D, which we anticipate will pay off handsomely in terms of expanding our product portfolio with higher revenue and higher margin products than we typically enjoy.  In addition, we have expanded the product development and manufacturing capabilities of our pain management business; this will allow us, over time, to add active pharmaceutical ingredients (APIs) and final dosage forms to our portfolio.”

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2013 first quarter ended September 30, 2012.  The conference call will be available to interested parties by dialing 866-813-5647 from the U.S. or Canada, or 847-619-6249 from international locations, passcode 33664467.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942 and celebrating its 70th anniversary, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, expected product approvals, the successful commercialization of products in development, product applications pending at the FDA and recently approved products, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except for share and per share data)

	Three months ended
	September 30,
	2012	2011

Net sales	$35,294	$28,878
Cost of sales	21,164	19,742
Amortization of intangible assets	471	468
Product royalties	33	52

Gross profit	13,626	8,616

Research and development expenses	3,764	2,426
Selling, general, and administrative expenses	6,171	4,745

Operating income	3,691	1,445

Other income (expense):
Foreign currency gain	3	5
Gain on sale of assets	70	7
Realized loss on investments	(36)	(173)
Unrealized gain (loss) on investments	270	(826)
Litigation settlement	1,250	––
Interest and dividend income	35	53
Interest expense	(63)	(77)
	1,529	(1,011)

Income before income tax expense	5,220	434
Income tax expense	2,277	212
Net income	2,943	222
Less net income attributable to noncontrolling interest	(17)	(16)

Net income attributable to Lannett Company, Inc.	$2,926	$206

Earnings per common share - Lannett Company, Inc.:
Basic	$0.10	$0.01
Diluted	$0.10	$0.01

Weighted average number of shares outstanding:
Basic	28,278,514	28,431,733
Diluted	28,469,224	28,686,644

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	September 30, 2012	June 30, 2012

ASSETS
Current Assets
Cash and cash equivalents	$26,361	$22,562
Investment securities	5,010	6,667
Trade accounts receivable (net of allowance of $173 and $124, respectively)	42,057	42,212
Inventories, net	27,606	27,064
Income taxes receivable	—	2,120
Deferred tax assets	4,914	4,833
Other current assets	2,083	1,023
Total Current Assets	108,031	106,481

Property, plant and equipment, net	36,811	37,068
Intangible assets, net	3,958	4,429
Deferred tax assets	8,853	9,069
Other assets	1,167	1,171
TOTAL ASSETS	$158,820	$158,218

LIABILITIES
Current Liabilities
Accounts payable	$12,640	$17,989
Accrued expenses	1,899	1,518
Accrued payroll and payroll related	2,338	3,198
Income taxes payable	1,679	—
Current portion of long-term debt	651	648
Rebates, chargebacks and returns payable	18,313	17,039
Total Current Liabilities	37,520	40,392

Long-term debt, less current portion	6,385	6,513
TOTAL LIABILITIES	43,905	46,905
Commitment and Contingencies

SHAREHOLDERS’ EQUITY
Common stock - authorized 50,000,000 shares, par value $0.001; issued, 28,707,574 and 28,594,437 shares, respectively; outstanding, 28,297,233 and 28,252,192 shares, respectively	29	29
Additional paid in capital	100,467	99,515
Retained earnings	16,162	13,236
Accumulated other comprehensive (loss)	(22)	(63)
Treasury stock at cost - 410,341 and 342,245 shares, respectively	(1,928)	(1,594)
Total Shareholders’ Equity Attributable to Lannett Company, Inc.	114,708	111,123
Noncontrolling interest	207	190
TOTAL SHAREHOLDERS’ EQUITY	114,915	111,313

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$158,820	$158,218